Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-232310, 333-237511 and 333-248580) pertaining to the 2019 Share Incentive Plan, 2011 Share Option Plan and 2020 Employee Share Purchase Plan of Fiverr International Ltd. of our reports dated February 18, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Fiverr International Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

February 18, 2021	/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global